Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Corporation Reports First Quarter 2017 Results

SPOKANE, Wash – April 26, 2017 - Potlatch Corporation (Nasdaq: PCH) today reported net income of $16.9 million, or $0.41 per diluted share, on revenues of $149.7 million for the quarter ended March 31, 2017. Net income was $0.2 million, or $0.00 per diluted share, on revenues of $127.9 million in the first quarter of 2016.

“Higher lumber prices continue to drive results in our Resource and Wood Products segments, resulting in strong first quarter earnings,” said Mike Covey, chairman and chief executive officer.  “We were pleased with the preliminary countervailing duty announcement on Canadian lumber earlier this week and look forward to the antidumping announcement near the end of June.  Record cedar log prices in Idaho contributed to our strong results as well as closing a land conservation sale for almost $2,600 per acre,” stated Mr. Covey.

Financial Highlights (in millions, except per share data)

	Q1 2017	Q4 2016	Q1 2016
Revenues	$149.7	$155.7	$127.9
Net income	$16.9	$14.4	$0.2
Net income per diluted share	$0.41	$0.35	$—
Distribution per share	$0.375	$0.375	$0.375
Net cash from operations	$41.9	$27.7	$28.9
Cash and cash equivalents	$101.7	$82.6	$7.8

Business Performance: Q1 2017 vs. Q4 2016

Resource

Resource’s operating income was $14.9 million on revenues of $51.8 million in the first quarter, compared to operating income of $22.7 million on revenues of $66.8 million in the fourth quarter of 2016. Harvest volumes were seasonally lower. A 3% increase in Northern sawlog prices was due largely to the strength of cedar sawlog prices. Southern sawlog prices decreased 9% primarily due to a seasonally lower mix of hardwood logs.

Wood Products

Wood Products earned $8.7 million on revenues of $95.6 million in the first quarter, compared to operating income of $8.3 million on revenues of $95.6 million in the fourth quarter of 2016. Average lumber prices were 7% higher in the first quarter compared to the fourth quarter while lumber shipments were 7% lower as a result of a scheduled boiler maintenance shutdown and capital project at the Warren, Arkansas sawmill.

Real Estate

Real Estate’s operating income was $8.6 million on revenues of $14.5 million in the first quarter, compared to operating income of $6.0 million on revenues of $8.7 million in the fourth quarter of 2016.  A higher average sales price offset the effect of selling fewer acres.

Outlook

“Due to strong lumber demand and the favorable duty determination, we expect significantly improved operating results in our Wood Products segment in the second quarter.  Due to seasonal harvest restrictions in Idaho we expect Resource income to decline due to lower harvest volumes.  We are very pleased with the outlook for our three business segments and believe that our significant leverage to lumber pricing will translate into strong earnings for the balance of the year,” concluded Mr. Covey.

Conference Call Information

A live conference call and webcast will be held today, April 27, 2017, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 99765039. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until May 2, 2017 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 99765039 to access the replay.

About Potlatch

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, our expectations regarding U.S. housing market recovery; 1.25 to 1.3 million housing units to be built in the U.S. in 2017; strong repair and remodel market; lumber demand, implementation of duties in the Canadian lumber trade case; future company performance; the direction of our business markets; business conditions, pricing, EBITDDA and earnings in our Resource, Wood Products and Real Estate segments; company earnings in the second quarter of 2017;  improved wood products markets in the second quarter of 2017; harvest volumes in the second quarter of 2017 and for the full year; percentage of North and South harvest and sawlogs to be harvested in the North and the South in the second quarter of 2017; robust cedar sawlog market resulting in an increase in EBITDDA compared to 2016; increased lumber shipments in the second quarter of 2017 and for the year; real estate sales in the second quarter of 2017; corporate expenses and interest expense in the second quarter of 2017; tax rate for the second quarter of 2017 and full year; debt maturities; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the U.S. housing market, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; availability of logging contractors; changes in the United States and international economies; changes in the level of construction activity; changes in Asia demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; restrictions on harvesting due to fire danger; changes in raw material, fuel and other costs; changes in share price; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation

Consolidated Statements of Income

Unaudited (Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues	$149,681	$127,896
Costs and expenses:
Cost of goods sold	112,783	109,815
Selling, general and administrative expenses	12,989	13,009
	125,772	122,824
Operating income	23,909	5,072
Interest expense, net	(4,970)	(6,025)
Income (loss) before income taxes	18,939	(953)
Income tax (provision) benefit	(2,018)	1,110
Net income	$16,921	$157

Net income per share:
Basic	$0.41	$—
Diluted	$0.41	$—
Dividends per share	$0.375	$0.375
Weighted-average shares outstanding (in thousands):
Basic	40,778	40,875
Diluted	41,071	40,960

Potlatch Corporation

Condensed Consolidated Balance Sheets

Unaudited (Dollars in thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$101,664	$82,584
Receivables, net	16,328	17,284
Inventories	45,347	52,622
Other assets	8,675	11,155
Total current assets	172,014	163,645
Property, plant and equipment, net	74,466	72,820
Timber and timberlands, net	637,319	641,856
Deferred tax assets, net	41,550	42,051
Other assets	7,322	7,309
Total assets	$932,671	$927,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$25,408	$11,032
Accounts payable and accrued liabilities	44,209	43,710
Current portion of pension and other postretirement employee benefits	5,839	5,839
Total current liabilities	75,456	60,581
Long-term debt	558,510	572,956
Pension and other postretirement employee benefits	123,939	123,284
Other long-term obligations	15,504	14,586
Total liabilities	773,409	771,407
Commitments and contingencies
Stockholders' equity:
Common stock, $1 par value	40,608	40,519
Additional paid-in capital	355,174	355,274
Accumulated deficit	(127,109)	(128,775)
Accumulated other comprehensive loss	(109,411)	(110,744)
Total stockholders’ equity	159,262	156,274
Total liabilities and stockholders' equity	$932,671	$927,681

Potlatch Corporation

Condensed Consolidated Statements of Cash Flows

Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,921	$157
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	6,702	8,605
Basis of real estate sold	4,790	2,034
Change in deferred taxes	(351)	(1,110)
Employee benefit plans	3,292	2,737
Equity-based compensation expense	1,157	954
Other, net	(528)	(531)
Change in working capital and operating-related activities, net	9,966	16,047
Net cash from operating activities	41,949	28,893
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(3,636)	(932)
Timberlands reforestation and roads	(2,645)	(2,242)
Other, net	(102)	116
Net cash from investing activities	(6,383)	(3,058)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends to common stockholders	(15,228)	(15,258)
Repayment of revolving line of credit borrowings	—	(30,000)
Repayment of long-term debt	—	(5,000)
Proceeds from issuance of long-term debt	—	27,500
Change in book overdrafts	—	(2,836)
Other, net	(1,258)	(342)
Net cash from financing activities	(16,486)	(25,936)
Change in cash and cash equivalents	19,080	(101)
Cash and cash equivalents at beginning of period	82,584	7,925
Cash and cash equivalents at end of period	$101,664	$7,824

Potlatch Corporation

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Revenues:
Resource	$51,768	$48,710
Wood Products	95,592	83,238
Real Estate	14,504	5,566
	161,864	137,514
Intersegment Resource revenues	(12,183)	(9,618)
Total consolidated revenues	$149,681	$127,896

Income (loss) before income taxes:
Resource	$14,929	$10,207
Wood Products	8,684	956
Real Estate	8,643	2,075
Eliminations and adjustments	1,059	1,465
	33,315	14,703
Corporate	(9,406)	(9,631)
Operating income	23,909	5,072
Interest expense, net	(4,970)	(6,025)
Income (loss) before income taxes	$18,939	$(953)

Depreciation, depletion and amortization:
Resource	$4,384	$6,128
Wood Products	1,827	1,901
Real Estate	1	2
	6,212	8,031
Corporate	117	208
Bond discounts and deferred loan fees	373	366
Total depreciation, depletion and amortization	$6,702	$8,605

Basis of real estate sold:
Real Estate	$4,809	$2,245
Eliminations and adjustments	(19)	(211)
Total basis of real estate sold	$4,790	$2,034